Exhibit 10.1

EXECUTION COPY

AMENDMENT NO. 1

to the

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

BY AND AMONG

U.S. CENTURY BANK,

USCB FINANCIAL HOLDINGS, INC.

AND LUIS DE LA AGUILERA

THIS AMENDMENT NO. 1 (the “Amendment”) to the Amended and Restated Employment Agreement by and among U.S. Century Bank, a Florida‑chartered commercial bank (the “Bank”), USCB Financial Holdings, Inc., a Florida corporation (the “Company” and collectively with the Bank, the “Employers”), and Luis de la Aguilera (the “Executive”) as of January 29, 2023 (the “Agreement”), is hereby effective as of January 30, 2026 (“Amendment Effective Date”).

WHEREAS, the Executive is presently employed as President and Chief Executive Officer of each of the Company and the Bank;

WHEREAS, upon consideration, the Employers and the Executive wish to adopt certain mutually agreed upon revisions to the Agreement;

WHEREAS, the Employers desire to be ensured of the Executive’s continued active participation in the business of the Employers under such revised terms; and

WHEREAS, the Executive is willing to serve the Employers on the terms and conditions set forth in the Agreement, as amended by this Amendment.

NOW THEREFORE, in consideration of the premises and the mutual agreements herein contained, the Employers and the Executive do hereby agree to amend the Agreement as follows:

1.    Section 3(d) be and hereby is rescinded and deleted and is replaced in its entirety by the following:

(d)         During the term of this Agreement, the Executive shall be entitled to participate in and receive the benefits of any pension or other retirement benefit plan, profit sharing, equity incentive, or other plans, benefits and privileges given to employees and executives of the Employers, to the extent commensurate with his then duties and responsibilities, as fixed by the Boards of Directors of the Employers. The Employers shall not make any changes in such plans, benefits or privileges which would adversely affect the Executive’s rights or benefits thereunder, unless such change occurs pursuant to a program applicable to all executive officers of the Employers and does not result in a proportionately greater adverse change in the rights of or benefits to the Executive as compared with any other executive officer of the Employers. Nothing paid to the Executive under any plan or arrangement presently in effect or made available in the future shall be deemed to be in lieu of the salary payable to the Executive pursuant to Section 3(a) hereof. In addition to all other insurance provided to the Executive commensurate with the Executive’s position, during the term of this Agreement, the Employers shall continue to pay or reimburse, as applicable, the Executive for the cost of the long-term care policy identified in Exhibit A hereto (the “LTC Policy”) for the remaining premium period covered by the LTC Policy as described in Exhibit A hereto (the “Remining Premium Period” ). Furthermore, the Employers shall take the necessary actions, including any expense incurred in connection with such conversion, to convert the existing 10-year term life insurance policy identified in Exhibit B hereto (the “Term Life Insurance Policy”) applicable to the Executive from a term life insurance policy to a guaranteed whole life insurance policy (the “Converted Policy”) no later than February 28, 2026 with the Executive designated as the owner thereof; the premium cost of the Converted Policy shall remain the obligation of the Employers for the remaining premium term (“Remaining Life Insurance Premium Period”) of (10) years from the date of the conversion of the Term Life Insurance Policy to the Converted Policy.

2.    Section 5(e) be and hereby is rescinded and deleted and is replaced in its entirety by the following:

(e)         In the event that prior to a Change in Control or more than twelve (12) months subsequent to a Change in Control, the Executive’s employment is terminated by (i) the Employers for other than Cause, Disability or the Executive’s death during the term of this Agreement or (ii) the Executive for Good Reason during the term of this Agreement, then the Employers shall, in consideration of the Executive’s agreements in Section 7 below and subject to the provisions of Sections 5(g), 5(h), 5(j), 5(k), 6, 18 and 19 hereof, if applicable, pay to the Executive a cash severance amount equal to the aggregate of (A) one (1) times the Executive’s then current annual Base Salary and (B) the amount accrued with respect to the Annual Bonus for the year in which the termination occurs (the “Severance Payment”). The Severance Payment shall be paid in two installments. The first payment consisting of 50% of the Severance Payment will be paid in a lump sum thirty (30) days following the later of the Date of Termination or the expiration of the revocation period provided for in the general release to be executed by the Executive pursuant to Section 5(g) below, with the remaining 50% of the Severance Payment to be paid in a lump sum within ten (10) days after the expiration of the Restricted Period as set forth in Section 7 hereof. In addition, the Executive shall receive continued medical and dental benefits as provided by the Employers from time to time for its employees, with the Employers paying 100% of the premiums for such coverage, for the period of time equal to the shorter of one (1) year or the maximum period of COBRA continuation coverage provided under Section 4980B(f) of the Code (with such coverage to be treated as COBRA coverage). If the Employers’ payment of COBRA premiums on behalf of the Executive is taxable to the Executive, the Employers will pay to the Executive an additional amount such that after payment by the Executive of all applicable local, state and federal income and payroll taxes imposed on him with respect to such additional amount, the Executive retains an amount equal to all applicable local, state and federal income and payroll taxes imposed upon him with respect to the payment of such COBRA premiums. Such payment shall be made on or before March 15th following the close of the calendar year in which the COBRA premiums were made. Except as provided herein, the Severance Payment shall be in lieu of, and not in addition to, any Base Salary or other compensation or benefits that would have been paid under Sections 3(a), 3(b), 3(c) and 3(d) above in the absence of a termination of employment, and the Executive shall have no rights pursuant to this Agreement to any Base Salary or other benefits for any period after the applicable Date of Termination.

3.         Section 5 be and hereby is amended by adding a new subsection (l) to read as set forth below:

(l)         In the event that the Executive’s employment is terminated by (i) the Employers (or any successor thereto) for other than Cause or the Executive’s death during the term of this Agreement, including termination prior to or after a Change in Control, or (ii) the Executive for Good Reason during the term of this Agreement, then the Employers (or any successor thereto) shall, in consideration of the Executive’s agreements in Section 7 below and subject to the provisions of Sections 5(g), 5(h), 5(j), 5(k), 6, 18 and 19 hereof, if applicable, (A) continue to pay the premiums due, if any, on the LTC Policy identified in Exhibit A hereto for the remainder of the Remaining Premium Period or, alternatively, pay Executive in a lump sum within thirty (30) days of the Date of Termination the discounted present value of the aggregate premiums due for the remainder of the Remaining Premium Period using the applicable discount rates established by the Code and the regulations promulgated thereunder (the “Applicable Discount Rates”); and (B) continue to pay the premiums due, if any, on the Converted Policy described in Exhibit B hereto for the remainder of the Remaining Life Insurance Premium Period or, alternatively, pay the Executive in a lump sum within thirty (30) days of the Date of Termination the discounted present value of the aggregate premiums due for the reminder of the Remaining Life Insurance Premium Period using the Applicable Discount Rates. If the Employers’ payment of the premiums referenced above in clauses A and/or B on behalf of the Executive is taxable to the Executive, the Employers will pay to the Executive an additional amount such that after payment by the Executive of all applicable local, state and federal income and payroll taxes imposed on him with respect to such additional amount, the Executive retains an amount equal to all applicable local, state and federal income and payroll taxes imposed upon him with respect to the payment of such premiums. Such payment shall be made on or before March 15th following the close of the calendar year in which the premiums payments were made.

4.         The Exhibits A and B attached hereto are made part of the Agreement as amended by this Amendment.

5.         All other sections and provisions in the Agreement shall continue in full force and effect and are not affected by this Amendment.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Agreement as of the Amendment Effective Date.

USCB FINANCIAL HOLDINGS, INC.

By: /s/ W. Kirk Wycoff
Name: W. Kirk Wycoff
Title: Chairman of the Compensation
Committee of the Board of Directors

U.S. CENTURY BANK

By: /s/ W. Kirk Wycoff
Name: W. Kirk Wycoff
Title: Chairman of the Compensation
Committee of the Board of Directors

EXECUTIVE

By: /s/ Luis de la Aguilera
Luis de la Aguilera

Exhibit A

Long-term care policy issued by [redacted]

Policy No:               [redacted]

Insured:                   Luis de la Aguilera

Premium period:     January 28, 2023-December 31, 2042 (20 years)

Annual premium:    $[redacted]

Owner:                     Luis de la Aguilera

Exhibit B

10-year term life insurance policy issued by [redacted] Life Insurance

Policy No:      [redacted]

Insured:          Luis de la Aguilera

Upon conversion, the term life insurance policy will be cancelled and replaced by the whole life policy.